Exhibit 3.34

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 09/25/1997
971322464 — 2800784
CERTIFICATE OF FORMATION
OF
ALLIED GAS RECOVERY SYSTEMS, L.L.C
          This Certificate of Formation of ALLIED GAS RECOVERY SYSTEMS, L.L.C. (the “Company”) is being executed by the undersigned, as an authorized attorney-in-fact, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.
          1. The name of the Company is ALLIED GAS RECOVERY SYSTEMS, L.L.C.
          2. The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805-1297. The Company’s registered agent for service of process at that address is Corporation Service Company.
          3. The latest date on which the Company is to dissolve is December 31, 2097.
          IN WITNESS WHEREOF, the undersigned, as attorney-in-fact of the Company, has caused this Certificate of Formation to be duly executed as of the 25th day of September, 1997.

/s/ David C. Boatwright
David C. Boatwright
Attorney-in-Fact Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:55 PM 07/17/2003
FILED 07:33 PM 07/17/2003
SRV 030471138 — 2800784 FILE
CERTIFICATE OF AMENDMENT
OF
ALLIED GAS RECOVERY SYSTEMS, L.L.C.
1.	The name of the limited liability company is Allied Gas Recovery Systems, L.L.C.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of this 17th day of July, 2003.

/s/ Connie J. Gerich
Connie J. Gerich
Assistant Secretary

(DEL. - LLC 3240 - 10/1/92)